BLACKSKY REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS

Full Year Revenue of $65.4 million, at High-End of Guidance, up 92% from Prior Year
Company Provides Full Year 2023 Outlook

HERNDON, VA – March 7, 2023 – BlackSky Technology Inc. (“BlackSky” or the “Company”) (NYSE: BKSY) announced results for the fourth quarter and full year ended December 31, 2022.

Fourth Quarter Financial Highlights:
•Revenue of $19.4 million, up 69% from the prior year period
•Imagery & software analytical services revenue grew 196% over the prior year's quarter
•Capital expenditures of $9.7 million

Full Year Financial Highlights:
•Revenue of $65.4 million, up 92% compared to the prior year
•Imagery & software analytical services revenue grew 209% over the prior year
•Capital expenditures of $44.1 million

“2022 was a foundational year for BlackSky, we won up to $1.3 billion in multi-year contracts, nearly doubled revenues to $65.4 million, and demonstrated significant margin performance; this high level of execution has put us on a path to achieving positive adjusted EBITDA in Q4 of 2023,” said Brian E. O’Toole, BlackSky CEO. “Increased customer demand worldwide for BlackSky’s dynamic monitoring and analytic solutions drove record revenues in the fourth quarter growing 69% year-over-year to $19.4 million. In addition, we’ve successfully scaled our operations and are now delivering thousands of high-resolution images reliably each day with AI-driven analytics to customers around the world. I want to thank our team for all their hard work and dedication that enabled us to achieve all these milestones. We look forward to another strong year of execution and carrying this strong momentum into 2023.”

Recent Highlights
The Company is announcing the award of a $150+ million, multi-year subscription contract with a major international ministry of defense. BlackSky will provide this customer with next generation space-based tactical geospatial intelligence services to support their country’s most critical intelligence needs. Further details can be found in a separate press release. BlackSky is proud to support this international government customer to provide them with a tactical advantage to support their mission operations. With this contract, the Company’s multi-year backlog increases to over $250 million.

In addition, the Company announced a private placement of approximately $29.5 million from a syndicate of new and existing institutional investors, further strengthening the balance sheet. BlackSky intends to use the net proceeds from the transaction for general corporate purposes and investments in its space and software platforms.

Financial Results
Revenues(1)
Total revenue for the fourth quarter of 2022 was $19.4 million, up $7.9 million, or 69%, from the fourth quarter of 2021. Imagery and software analytical services revenue was $16.2 million, up 196% over the prior year period primarily driven by increased demand from new and existing U.S. and international government customers. Professional and engineering services revenue contributed $3.3 million in the fourth quarter of 2022.

For the full year 2022, total revenue was $65.4 million, up $31.3 million, or 92% from 2021. Imagery and software analytical services revenue was $47.4 million, up $32.1 million, or 209% over the prior year period primarily driven by several new government and international contract awards.

Cost of Sales(1)(2)
Cost of sales as a percent of revenue was 40% for the fourth quarter of 2022, compared to 89% in the fourth quarter of 2021. Imagery and software analytical services cost of sales as a percent of revenue was 24% in the fourth quarter of 2022, compared to 70% in the fourth quarter of 2021. The year-over-year improvement was primarily driven by greater volumes of imagery and analytical services revenue that inherently have a low fixed-cost structure as a percent of revenue and a decrease in stock-based compensation expense. Cost of sales excludes depreciation and amortization expense.

For the full year 2022, cost of sales as a percent of revenue was 55%, compared to 102% in 2021, with sequential improvements reported each quarter throughout 2022.

Operating Expenses
Operating expenses for the fourth quarter of 2022 were $30.0 million, which included $3.3 million of non-cash stock-based compensation expense, compared to operating expenses of $33.2 million in the fourth quarter of 2021, which included $12.1 million in non-cash stock-based compensation expense. Excluding stock-based compensation expense from both years, operating expenses increased to $26.7 million in the fourth quarter of 2022 from $21.1 million in the prior year quarter. Of the $5.6 million year-over-year increase, $5.0 million was due to higher depreciation expense.

For the full year 2022, operating expenses were $116.1 million, which included $18.1 million of non-cash stock-based compensation expense. For the full year 2021, operating expenses were $119.5 million, which included $38.5 million in non-cash stock-based compensation expense and $18.4 million in satellite impairment charges. Excluding the stock-based compensation expense from both years and the satellite impairment loss in 2021, operating expenses in 2022 were $97.9 million compared to $62.6 million in the prior year. Of the $35.3 million year-over-year increase, $21.4 million was due to higher depreciation expense, with the remaining increase due primarily to investments in sales, software, and artificial intelligence and a full year of public company operating costs.

Operating Loss
Operating loss for the fourth quarter of 2022 was $18.3 million, compared to an operating loss of $31.9 million in the fourth quarter of 2021. The year-over-year improvement was primarily a result of higher gross profit driven by increased imagery and software analytical services revenue, as well as a decrease in stock-based compensation expense, partially offset by higher depreciation expense.

For the full year 2022, operating loss was $86.5 million, compared to an operating loss of $120.1 million in 2021. The year-over-year improvement was primarily driven by higher gross profit, a one-time satellite impairment charge in 2021, and a decrease in stock-based compensation expense, partially offset by higher depreciation expense.

Adjusted EBITDA(3)
Adjusted EBITDA loss for the fourth quarter of 2022 was $4.6 million, compared to an adjusted EBITDA loss of $14.4 million in the prior year quarter. The $9.8 million year-over-year improvement was primarily a result of strong operating leverage achieved by increased revenue growth that significantly exceeded incremental costs.

For the full year 2022, Adjusted EBITDA loss was $29.5 million, compared to an Adjusted EBITDA loss of $44.4 million in 2021. The year-over-year improvement was primarily driven by strong operating leverage achieved by increased revenue growth that significantly exceeded incremental costs.

Balance Sheet & Capital Expenditures
As of December 31, 2022, cash and cash equivalents, restricted cash, and short-term investments totaled $75.0 million. Capital expenditures for the fourth quarter of 2022 were $9.7 million and for the full year 2022 totaled $44.1 million.

2023 Outlook
BlackSky expects full year 2023 revenue to be between $90 million and $96 million, a 42% increase over 2022 revenue at the mid-point of this range. With strong revenue growth, high incremental contribution margins, and prudent cost management, the Company anticipates achieving positive Adjusted EBITDA in the fourth quarter of 2023. In addition, the Company expects capital expenditures for the full year 2023 to be between $40 million and $45 million.

(1) Effective January 1, 2022, the Company reorganized its classification on the consolidated statements of operations and comprehensive loss to better align the Company’s broad portfolio. As a result, the prior period amounts presented to reflect the impact of the reorganization have been recast.
(2) Cost of sales is defined as imagery and software analytical services costs and professional and engineering services cost, less depreciation and amortization.
(3) Non-GAAP financial measure. See “Non-GAAP Financial Measures” below and reconciliation table at the end of this release.

Investment Community Conference Call
BlackSky will host a conference call and webcast for the investment community this morning at 8:30 AM ET. Senior management will review the results, discuss BlackSky’s business, and answer questions. To access the live webcast or the archived webcast following completion of the call, please visit the Company’s investor relations website at http://ir.blacksky.com and then select “News & Events” for the link to the webcast. A presentation accompanying the webcast can also be found on the investor relations website. To access the conference call, participants should dial 1-877-589-7299 (domestic) or 1-201-689-8778 (international) at least ten minutes prior the start of the call. To listen to a replay of the conference call, please dial 1-877-660-6853 or 1-201-612-7415 using access code 13736553. The audio replay will be available from approximately 12:30 PM ET on March 7, 2023, through March 21, 2023.

About BlackSky Technology Inc.
BlackSky is a leading provider of real-time geospatial intelligence. BlackSky delivers on-demand, high frequency imagery, monitoring and analytics of the most critical and strategic locations, economic assets and events in the world.

BlackSky designs, owns and operates one of the industry’s leading low earth orbit small satellite constellations, optimized to capture imagery cost-efficiently where and when our customers need it. BlackSky’s Spectra AI software platform processes data from BlackSky’s constellation and from other third-party sensors to develop the critical insights and analytics that our customers require.

BlackSky is relied upon by U.S. and international government agencies, commercial businesses, and organizations around the world. BlackSky is headquartered in Herndon, VA, and is publicly traded on the New York Stock Exchange as BKSY. To learn more, visit www.blacksky.com and follow us on Twitter.

Non-GAAP Financial Measures
Adjusted EBITDA is defined as net income or loss attributable to BlackSky before interest income, interest expense, income taxes, depreciation and amortization, as well as significant non-cash and/or non-recurring expenses as our management believes these items are not as useful in evaluating the Company’s core operating performance. These items include, but are not limited to, realized loss on conversion of bridge notes, stock-based compensation expense, unrealized (gain) loss on certain warrants/shares classified as derivatives, satellite impairment loss, proceeds from an earnout payment, gain on debt extinguishment, (gain) loss from discontinued operations, net of income taxes, severance, income on equity method investment, transaction-related legal settlements, and transaction costs associated with equity instruments accounted for as derivative liabilities.

Adjusted EBITDA is a non-GAAP financial performance measure. It should not be considered in isolation or as an alternative to measures determined in accordance with GAAP. Please refer to the schedule herein and our SEC filings for a reconciliation of Adjusted EBITDA to Net Loss, the most comparable measure reported in accordance with GAAP and for a discussion of the presentation, comparability, and use of Adjusted EBITDA.

Forward-Looking Statements
Certain statements and other information included in this release constitute forward-looking statements under applicable securities laws. Words such as "may", "will", "could", "should", "would", "plan", "potential", "intend", "anticipate", "believe", "estimate", "future", "opportunity", "will likely result", or "expect" and other words, terms, and phrases of similar meaning are often intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks, and uncertainties, as well as other statements referring to or including forward-looking information included in this release.

Forward-looking statements are subject to various risks and uncertainties, which could cause actual results to differ materially from the anticipated results or expectations expressed in this release. As a result, although BlackSky's management believes that the expectations and assumptions on which such forward-looking statements are based are reasonable, undue reliance should not be placed on the forward-looking statements because BlackSky can give no assurance that they will prove to be correct. The risks that could cause actual results to differ materially from current expectations include, but are not limited to, the risk factors and other disclosures about BlackSky and its business included in BlackSky's disclosure materials filed from time to time with the U.S. Securities and Exchange Commission ("SEC"), which are available on the SEC's website at www.sec.gov or on BlackSky's Investor Relations website at ir.blacksky.com.

The forward-looking statements contained in this release are expressly qualified in their entirety by the foregoing cautionary statements. All such forward-looking statements are based upon data available as of the date of this release or other specified date and speak only as of such date. BlackSky disclaims any intention or obligation to update or revise any forward-looking statements in this release as a result of new information or future events, except as may be required under applicable securities law.

Investor Contact
Aly Bonilla
VP, Investor Relations
abonilla@blacksky.com
571-591-2864

Media Contact
Pauly Cabellon
Director, External Communications
pcabellon@blacksky.com
571-591-2865

BLACKSKY TECHNOLOGY INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE (LOSS) INCOME
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Revenue
Imagery & software analytical services	$16,166	$5,454	$47,415	$15,365
Professional & engineering services	3,251	6,035	17,935	18,720
Total revenue	19,417	11,489	65,350	34,085
Costs and expenses
Imagery & software analytical service costs, excluding depreciation and amortization	3,925	3,830	14,462	13,013
Professional & engineering service costs, excluding depreciation and amortization	3,783	6,348	21,365	21,735
Selling, general and administrative	20,222	28,676	79,672	86,655
Research and development	290	27	739	112
Depreciation and amortization	9,495	4,502	35,661	14,306
Satellite impairment loss	—	—	—	18,407
Operating loss	(18,298)	(31,894)	(86,549)	(120,143)
Gain on debt extinguishment	—	4,134	—	4,059
Gain on derivatives	1,183	35,047	11,812	23,885
Income on equity method investment	1,222	234	1,916	1,027
Interest income	452	—	1,116	—
Interest expense	(1,669)	(1,502)	(5,425)	(5,165)
Other income (expense), net	2,135	4	2,081	(147,656)
(Loss) gain before income taxes	(14,975)	6,023	(75,049)	(243,993)
Income tax (expense) benefit	—	—	—	—
(Loss) income from continuing operations	(14,975)	6,023	(75,049)	(243,993)
Discontinued operations:
(Loss) gain from discontinued operations	—	(628)	707	(1,650)
Income tax (expense) benefit	—	—	—	—
(Loss) gain from discontinued operations, net of income taxes	—	(628)	707	(1,650)
Net (loss) income	(14,975)	5,395	(74,342)	(245,643)
Other comprehensive income	—	—	—	—
Total comprehensive (loss) income	$(14,975)	$5,395	$(74,342)	$(245,643)

Basic and diluted (loss) income per share of common stock:
(Loss) income from continuing operations	$(0.13)	$0.05	$(0.64)	$(3.37)
(Loss) gain from discontinued operations, net of income taxes	—	(0.01)	0.01	(0.02)
Net (loss) income per share of common stock	$(0.13)	$0.04	$(0.63)	$(3.39)

Weighted average common shares outstanding - basic and diluted	119,064	113,645	117,821	72,462

Note: Effective January 1, 2022, the Company reorganized its classification on the consolidated statements of operations and comprehensive loss to better align the Company’s broad portfolio. As a result, the prior period amounts presented to reflect the impact of the reorganization have been recast.

BLACKSKY TECHNOLOGY INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except par value)

	December 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$34,181	$165,586
Restricted cash	2,835	2,518
Short-term investments	37,982	—
Accounts receivable, net of allowance of $0 and $39, respectively	3,112	2,629
Prepaid expenses and other current assets	4,713	6,264
Contract assets	5,706	1,678
Total current assets	88,529	178,675
Property and equipment - net	71,584	70,551
Operating lease right of use assets - net	3,586	—
Goodwill	9,393	9,393
Investment in equity method investees	5,114	4,002
Intangible assets - net	1,918	2,480
Satellite procurement work in process	50,954	40,102
Other assets	2,841	560
Total assets	$233,919	$305,763
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$14,367	$10,837
Amounts payable to equity method investees	3,728	5,613
Contract liabilities - current	6,783	11,266
Other current liabilities	2,048	2,819
Total current liabilities	26,926	30,535
Liability for estimated contract losses	714	6,054
Long-term contract liabilities	109	568
Operating lease liabilities	3,132	—
Derivative liabilities	5,113	16,925
Long-term debt - net of current portion	76,219	71,408
Other liabilities	2	653
Total liabilities	112,215	126,143
Stockholders’ equity:
Class A common stock, $0.0001 par value-authorized, 300,000 shares; issued, 121,938 and 117,160 shares; outstanding, 119,508 shares and 114,452 shares as of December 31, 2022 and 2021, respectively.	12	11
Additional paid-in capital	666,973	650,518
Accumulated deficit	(545,281)	(470,909)
Total stockholders’ equity	121,704	179,620
Total liabilities and stockholders’ equity	$233,919	$305,763

BLACKSKY TECHNOLOGY INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Years Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(74,342)	$(245,643)
Gain (loss) from discontinued operations, net of income taxes	707	(1,650)
Loss from continuing operations	(75,049)	(243,993)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	35,661	14,306
Operating lease right of use assets amortization	1,640	—
Gain on debt extinguishment	—	(4,059)
Bad debt (recovery) expense	(22)	58
Stock-based compensation expense	20,025	42,571
Loss on issuance of 2021 convertible Bridge Notes	—	99,669
Issuance costs for derivative liabilities and debt carried at fair value	—	48,009
Amortization of debt discount and issuance costs	1,805	1,807
Gain on equity method investment	(1,916)	(1,027)
Loss on disposal of property and equipment	—	24
Gain on derivatives	(11,812)	(23,885)
Satellite impairment loss	—	18,407
Interest income	(656)	—
Other, net	106	—
Changes in operating assets and liabilities:
Accounts receivable	(461)	216
Contract assets - current and long-term	(5,996)	2,118
Prepaid expenses and other current assets	1,413	(5,207)
Other assets	(12)	(309)
Accounts payable and accrued liabilities	(75)	2,543
Other current liabilities	(1,180)	(2,680)
Contract liabilities - current and long-term	(4,942)	(5,262)
Liability for estimated contract losses	(5,340)	(198)
Other liabilities	2,355	3,020
Net cash used in operating activities	(44,456)	(53,872)
Cash flows from investing activities:
Purchase of property and equipment	(11,677)	(1,266)
Satellite procurement work in process	(32,385)	(62,643)
Purchase of short-term investments	(50,343)	—
Proceeds from maturities of short-term investments	13,000	—
Purchase of domain name	—	(7)
Proceeds from equity method investment	804	302
Cash flows used in investing activities - continuing operations	(80,601)	(63,614)
Cash flows used in investing activities - discontinued operations	(978)	—
Net cash used in investing activities	(81,579)	(63,614)
Cash flows from financing activities:
Proceeds from recapitalization transaction, net of payment of equity issuance costs	—	244,880
Payments of transaction costs related to Sponsor Shares	—	(291)
Proceeds from issuance of debt	—	58,573
Proceeds from options exercised	47	130
Proceeds from warrants exercised	—	163
Capital lease payments	—	(2)
Debt payments	—	(22,198)
Payments for deferred offering costs	(31)	—
Payments for debt issuance costs	—	(6,238)
Withholding tax payments on vesting of restricted stock units	(5,069)	—
Net cash (used in) provided by financing activities	(5,053)	275,017
Net (decrease) increase in cash, cash equivalents, and restricted cash	(131,088)	157,531
Cash, cash equivalents, and restricted cash – beginning of year	168,104	10,573
Cash, cash equivalents, and restricted cash – end of period	$37,016	$168,104

BLACKSKY TECHNOLOGY INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
(unaudited)
(in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Net loss	$(14,975)	$5,395	$(74,342)	$(245,643)
Interest income	(452)	—	(1,116)	—
Interest expense	1,669	1,502	5,425	5,165
Depreciation and amortization	9,495	4,502	35,661	14,306
Loss on issuance of Bridge Notes, including debt issuance costs expensed for debt carried at fair value	—	—	—	147,387
Stock-based compensation expense	3,636	13,306	20,025	42,571
Gain on derivatives	(1,183)	(35,047)	(11,812)	(23,885)
Satellite impairment loss	—	—	—	18,407
Proceeds from earn-out payment	(2,000)	—	(2,000)	—
Loss (gain) from discontinued operations, net of income taxes	—	628	(707)	1,650
Severance	435	—	1,196	—
Income on equity method investment	(1,222)	(234)	(1,916)	(1,027)
Forgiveness of non-trade receivables	—	—	106	—
Contingent legal liability	—	(301)	—	399
Transaction costs associated with derivative liabilities	—	—	—	291
Gain on debt extinguishment	—	(4,134)	—	(4,059)
Adjusted EBITDA	$(4,597)	$(14,383)	$(29,480)	$(44,438)